Exhibit 99.1

News Release

Contact:	Greg Smith
Director of Investor Relations and
Corporate Communications
281-752-1240

BPZ Energy Announces $40 million Secured Debt Financing

Houston—January 27, 2011—BPZ Resources, Inc. (NYSE:BPZ) announced today that the Company and its subsidiaries have closed a $40 million secured debt financing with Credit Suisse AG.  The debt will be secured by the three LM6000 gas-fired turbines recently purchased by Empresa Eléctrica Nueva Esperanza S.R.L., a subsidiary of BPZ Resources, Inc.  In addition, BPZ Resources, Inc. and its subsidiary BPZ Exploración & Producción S.R.L., have agreed to be named guarantors on an unsecured basis.

The secured debt facility matures July 2013 with principal repayment due in equal quarterly installments over the last year.  The loan bears interest at three month LIBOR plus 7.0%.  In addition, the loan contains an arranger fee based on the principal amount and the performance of the price of crude oil (Brent) from closing date to repayment date, subject to a cap.  Proceeds from the financing will be utilized to meet the 2011 capital expenditure budget, exploration and development work programs, and debt reduction.

Ed Caminos, Chief Financial Officer commented “This financing provides BPZ with a cost competitive, non-dilutive source of funding and strengthens our ability to meet the 2011 exploration and production capital expenditures budget.  Our next debt financing objective is to secure a reserve based lending facility backed by the Corvina oil reserves, now that the field is under commercial production, in order to continue to execute our exploration and development programs related to our extensive asset base in northwest Peru.”

About BPZ Energy

Houston based BPZ Energy is an oil and gas exploration and production company which has exclusive license contracts for oil and gas exploration and production covering approximately 2.2 million acres in four properties in northwest Peru. It also owns a minority working interest in a producing property in southwest Ecuador. The Company is currently executing the development in Block Z-1 of the Corvina oil discovery, as well as the redevelopment of the Albacora oil field, and the exploration of Blocks XIX, XXII and XXIII, in parallel with the execution of an integrated gas-to-power strategy, which includes generation and sale of electric power in Peru and the development of a regional gas marketing strategy. The Company’s website at

www.bpzenergy.com provides additional information about the Company’s plans, including photographs and other information with respect to its operations.

Forward Looking Statements

This Press Release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  These forward looking statements are based on our current expectations about our company, our properties, our estimates of required capital expenditures and our industry.  You can identify these forward-looking statements when you see us using words such as “expect,” “will”, “anticipate,” “indicate,” “estimate,” “believes,” “plans” and other similar expressions.  These forward-looking statements involve risks and uncertainties.  Our actual results could differ materially from those anticipated in these forward looking statements.  Such uncertainties include the success of our project financing efforts, accuracy of well test results, well refurbishment efforts, successful production of indicated reserves, satisfaction of well test period requirements, successful installation of required permanent processing facilities, receipt of all required permits, and the successful management of our capital expenditures, and other normal business risks.  We undertake no obligation to publicly update any forward-looking statements for any reason, even if new information becomes available or other events occur in the future.  We caution you not to place undue reliance on those statements.

7